Stock Option Agreement

THIS AGREEMENT made as of this ninth day of March, 2009 between Ronald D Ordway (the "Optionor") and DED Enterprises Inc., a Florida corporation, with its principal address at 210 Crystal Grove Blvd., Lutz, FL 33548 (the "Optionee").

WHEREAS:

(A)	The Optionor is the legal and beneficial owner of 13,200,000 shares (the
"Optionor's Shares") in the common stock of MDU Communications
International, Inc. (the "Corporation"); and

(B)	The Optionor wishes to grant to the Optionee and the Optionee wishes to accept from the Optionor, an option to purchase no fewer than 10,000,000 and up to the entirety of the Optionor's Shares (the "Optioned Shares");

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee an option (the "Option") to purchase the Optioned Shares at a purchase price (the "Purchase Price") of forty-eight U.S. cents (US$0.48) per share, upon and subject to the following terms and conditions:

1.	Option Exercise Period. The Option may be exercised by the Optionee at any time from the date hereof until March 9, 2012 (the "Termination
Date") and shall terminate on the Termination Date unless exercised by the Optionee prior thereto.
2.
2.	Exercise of Option. The Optionee shall, for the purposes of exercising the Option, give to the Optionor notice in writing thereof (the "Notice"), accompanied by a certified check, bank draft, or wire transfer payable to the Optionor in the amount of the Purchase Price.

3.	Transfer of Optioned Shares. Upon compliance by the Optionee of all of the terms and conditions of this Agreement and upon receipt by the
Optionor of (i) the Notice, and (ii) payment of the Purchase Price, the Optionor shall sell and transfer to the Optionee the Optioned Shares and as evidence thereof, the Optionor shall execute in favor of the Optionee a form of transfer and an endorsement on the share certificates representing the Optioned Shares, together with such other documents to evidence the sale and transfer as the Optionee reasonably requests.
Optionor hereby warrants that Optionor has the right to transfer the
Optioned Shares to the Optionee, and that Optionor will retain that right throughout the term of this Agreement.
4.
4.	Assignability of Option. The Optionee may sell, assign or otherwise transfer the Option or any of its rights under this Agreement in the Optionee's discretion.

5.	Profit Participation.  In consideration for the Option, upon each sale of the Optioned Shares from the Optionee (or its affiliate) to a third party
(which is not an affiliate of the Optionee) ("Final Sale"), the seller shall pay the Optionor an amount equal to fifty percent of the difference between the amount realized in the Final Sale and the Purchase Price of 48 cents. Optionee (or its affiliate) shall determine, in Optionee's sole discretion, whether, when, and at what price, to sell the Optioned
Shares. Notwithstanding the aforesaid, Optionee shall consult with Optionor with respect to any prospective sale of the Optioned Shares prior to such sale, although Optionee will be free to accept or reject any advice given by Optionor with respect to such sale.

6.	First Right of Refusal.  Optionor may, pursuant to the terms and conditions set forth herein, sell the Optioned Shares during the term of this Agreement to a purchaser other than Optionee. However, no fewer than three
(3) business days prior to any such proposed sale ("Notice Period"), Optionor shall give notice to Optionee of Optionor's intent to sell the Optioned Shares. During the Notice Period, Optionee shall have the right to purchase, at the then-current market price, those shares which Optionor intended to sell. If Optionee declines to purchase those shares which Optionor intended to sell, and Optionor consummates a sale of the Optioned Shares to a purchaser other than Optionee, Optionor shall pay Optionee an amount equal to one-half of the difference between forty-eight U.S. cents (US$0.48) per share, and the actual sale price.

7.	Entire Agreement. This Agreement expresses the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, whether written or oral, between the parties respecting the subject matter hereof.

8.	Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators and successors and permitted assigns.

9.	Notice.  Notice under this agreement shall be given by facsimile transmission, or overnight courier. Notice shall be deemed given when it is received by the recipient of the Notice. Notices to the parties shall be as follows:

If to Optionee:
DED Enterprises, Inc.
c/o David E. Hammer, President
210 Crystal Grove Blvd.
Lutz, FL 33548
Fax: (800) 967-7340

If to Optionor:
Ronald D Ordway
1868 Tucker Indl Road
Tucker, GA 30084

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Dated: March 9, 2009

/s/ Ronald D Ordway
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Ronald D Ordway

/s/ David E. Hammer
==================
DED Enterprises Inc., by
David E. Hammer, its President